EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

November 23, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. RECEIVES NASDAQ NOTICE

REGARDING CAPITAL MARKET LISTING DEFICIENCY

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today that it has received a Nasdaq Staff Deficiency letter indicating that the Company has failed to comply with Listing Rule 5550(b)(1), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year, or two of the three most recently completed fiscal years, for continued listing on the Nasdaq Capital Market.

The Company has until December 3, 2009 to submit to Nasdaq Staff a plan to achieve and sustain compliance with the Nasdaq Capital Market listing requirements. The Company is attempting to develop a plan to submit to Nasdaq within the timeframe required. There can be no assurance that Nasdaq will accept the plan or if accepted, whether the Company will be able to achieve compliance thereafter. If the plan is not accepted, Nasdaq will provide written notification that the Company’s common stock will be delisted. At that time, the Company may either accept the determination and be delisted or appeal to a Nasdaq Listing Qualifications Panel.

Imperial Industries, Inc., a building products company, sells products primarily in the State of Florida and to a certain extent the rest of the Southeastern United States with facilities in the State of Florida. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.